Exhibit 99.1

News

Jan. 6, 2025	Analyst Contact:	Andrew Ziola
918-588-7683
	Media Contact:	Alicia Buffer
918-861-3749

ONEOK Announces Two New Executive Leadership Appointments

TULSA, Okla. – Jan. 6, 2025 – ONEOK, Inc. (NYSE: OKE) today announced two executive leadership appointments, both of which are effective immediately.

Randy N. Lentz, chief executive officer and founder of Medallion Midstream, is assuming the newly created position of executive vice president and chief operating officer. In this role, Lentz is responsible for all of ONEOK’s asset operations.

Sheridan C. Swords, previously executive vice president, commercial liquids and natural gas gathering and processing, is assuming the newly created position of executive vice president and chief commercial officer. In addition to his previous responsibilities, Swords now also oversees the Natural Gas Pipelines segment.

“We are pleased to announce Randy’s and Sheridan’s new roles,” said Pierce H. Norton II, president and chief executive officer of ONEOK. “Their extensive experience in the industry and leadership will be invaluable to our company as we continue our intentional and disciplined approach to building a diversified, fully integrated, energy infrastructure company.”

Swords will continue to report to Norton as will Lentz.

At ONEOK (NYSE: OKE), we deliver energy products and services vital to an advancing world. We are a leading midstream operator that provides gathering, processing, fractionation, transportation and storage services. Through our more than 50,000-mile pipeline network, we transport the natural gas, natural gas liquids (NGLs), refined products and crude oil that help meet domestic and international energy demand, contribute to energy security and provide safe, reliable and responsible energy solutions needed today and into the future. As one of the largest diversified energy infrastructure companies in North America, ONEOK is delivering energy that makes a difference in the lives of people in the U.S. and around the world.

ONEOK is an S&P 500 company headquartered in Tulsa, Oklahoma.

For information about ONEOK, visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Facebook, X and Instagram.

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